Exhibit 99.2

MetaVia Announces the Closing of $9.3 Million Underwritten Public Offering, Including Full Exercise of Allotment Option

CAMBRIDGE, Mass., Jan. 16, 2026 - MetaVia Inc. (Nasdaq: MTVA) (MetaVia or the Company), a clinical-stage biotechnology company focused on transforming cardiometabolic diseases, today announced the closing of its previously announced underwritten public offering of Class A Units and Class B Units for gross proceeds of approximately $9.3 million, prior to deducting underwriting discounts and commissions and offering expenses and excluding any potential future proceeds from the exercise of warrants, which includes the full exercise of the underwriter’s over-allotment option to purchase additional shares and warrants.

The underwritten public offering comprised of an aggregate of 3,005,574 shares of common stock (or common stock equivalents), 4,508,361 Series C Warrants and 4,508,361 Series D Warrants priced at a combined public offering price of $3.10 per share of common stock and accompanying Series C Warrants and Series D Warrants. The Series C Warrants are immediately exercisable, have an exercise price of $3.10, and expire on the five year anniversary of the initial issuance date. The Series D Warrants are immediately exercisable, have an exercise price of $3.10, and expire on the two year anniversary of the initial issuance date. The Series D Warrants are callable at the Company's option following the release of a positive data readout for its Phase 1b Part III clinical trial for DA-1726 via a widely disseminated press release, subject to satisfaction of certain conditions. The Series C Warrants and Series D Warrants issued in this offering are fixed priced and do not contain any variable pricing features or alternative exercise provisions.

If fully exercised for cash, the Pre-Funded Warrants, the Series C Common Warrants and the Series D Common Warrants could yield up to approximately $28.0 million in future gross proceeds. MetaVia intends to use the net proceeds from the underwritten public offering for working capital and general corporate purposes, including to continue the clinical development of DA-1726 for the treatment of obesity.

Ladenburg Thalmann & Co. Inc. acted as sole book-running manager in connection with the underwritten public offering.

The securities issued as part of the underwritten public offering were offered pursuant to a registration statement on Form S-1 (File No. 333-292581), which was initially filed with the U.S. Securities and Exchange Commission (“SEC”) on January 5, 2026, as amended on January 12, 2026, and declared effective on January 15, 2026 and an additional registration statement on Form S-1 filed pursuant to Rule 462(b), which was filed on January 15, 2026 and became effective upon filing. Copies of the final prospectus can be obtained at the SEC's website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About MetaVia

MetaVia Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1726 for the treatment of obesity, and is developing vanoglipel (DA-1241) for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH). DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists. In a Phase 1 multiple ascending dose (MAD) trial in obesity, DA-1726 demonstrated best-in-class potential for weight loss, glucose control, and waist reduction. Vanoglipel (DA-1241) is a novel G-protein-coupled receptor 119 (GPR119) agonist that promotes the release of key gut peptides GLP-1, GIP, and PYY. In pre-clinical studies, vanoglipel (DA-1241) demonstrated a positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. In a Phase 2a clinical study, vanoglipel (DA-1241) demonstrated direct hepatic action in addition to its glucose lowering effects.

For more information, please visit www.metaviatx.com.

Forward Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes", "expects", "anticipates", "may", "will", "should", "seeks", "approximately", "potential", "intends", "projects", "plans", "estimates" or the negative of these words or other comparable terminology (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements, which include, among other statements, statements regarding the anticipated use of the net proceeds from the underwritten public offering and the potential future gross proceeds from the underwritten public offering. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, without limitation, those risks associated with MetaVia's ability to execute on its commercial strategy; MetaVia's expectations regarding the sufficiency of its existing cash on hand to fund MetaVia's operations; the timeline for regulatory submissions; the ability to obtain regulatory approval through the development steps of MetaVia's current and future product candidates; the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd., including the impact on future financial and operating results of MetaVia; the cooperation of MetaVia's contract manufacturers, clinical study partners and others involved in the development of MetaVia's current and future product candidates; potential negative interactions between MetaVia's product candidates and any other products with which they are combined for treatment; MetaVia's ability to initiate and complete clinical trials on a timely basis; MetaVia's ability to recruit subjects for its clinical trials; whether MetaVia receives results from MetaVia's clinical trials that are consistent with the results of pre-clinical and previous clinical trials; impact of costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; the effects of changes in applicable laws or regulations; the effects of changes to MetaVia's stock price on the terms of the license agreement and any future fundraising; and other risks and uncertainties described in MetaVia's filings with the Securities and Exchange Commission, including MetaVia's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date when made. MetaVia does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

MetaVia

Marshall H. Woodworth

Chief Financial Officer

+1-857-299-1033

marshall.woodworth@metaviatx.com

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com